                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                   Under The Securities Exchange Act of 1934

                                (Amendment No. 1)

                      Aerospace Creditors Liquidating Trust

    ------------------------------------------------------------------------
                                (Name Of Issuer)

                          Units of Beneficial Interest

- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   008017105

                      ------------------------------------
                                 (Cusip Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5% of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

                               Page 1 of 5 Pages

                        CUSIP NO. 008017105         13G

                      AEROSPACE CREDITORS LIQUIDATING TRUST

- -----------------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
                     Chemical Banking Corporation -- CBC
                     Chemical Bank                -- CB
- -----------------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)
                                                                       (B)
- -----------------------------------------------------------------------------------------------
3                    SEC USE ONLY
- -----------------------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Chemical Banking Corporation -- CBC
                     Chemical Bank                -- CB
- -----------------------------------------------------------------------------------------------
   NUMBER            5            SOLE VOTING POWER
     OF                           CBC -- None
   SHARES                         CB  -- None
BENEFICIALLY         --------------------------------------------------------------------------
  OWNED BY           6            SHARED VOTING POWER
    EACH                          NONE
 REPORTING           --------------------------------------------------------------------------
  PERSON             7            SOLE DISPOSITIVE POWER
   WITH                           CBC -- None
                                  CB  -- None
                     --------------------------------------------------------------------------
                     8            SHARED DISPOSITIVE POWER
                                  NONE
- -----------------------------------------------------------------------------------------------
9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     CBC -- None
                     CB  -- None
- -----------------------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
- -----------------------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     CBC -- 0%
                     CB  -- 0%
- -----------------------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING*
                     CBC -- HC
                     CB  -- BK
- -----------------------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

                      AEROSPACE CREDITORS LIQUIDATING TRUST

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                      The Securities Exchange Act of 1934

                               (Amendment No. 1)

Item  1(a).     NAME OF ISSUER:                           Aerospace Creditors Liquidating Trust

Item  1(b).     ADDRESS OF ISSUER:                        45 Park Avenue, 44th Floor
                                                          New York, NY 10167

                PRINCIPAL EXECUTIVE OFFICER:              Mark M. Feldman
                                                          Bradford T. Whitmore
                                                          Paul S. Walansky
                                                          Trustees
                                                          Aerospace Creditors Liquidating Trust

Item  2(a).     NAME OF PERSON FILING:                    This notice is filed by CHEMICAL BANKING
                                                          CORPORATION (CBC) and its wholly owned
                                                          subsidiary, Chemical Bank (CB).

Item  2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:     CBC: 270 Park Avenue
                                                               New York, NY 10017
                                                          CB : 270 Park Avenue
                                                               New York, NY 10017

Item  2(c).     CITIZENSHIP:                              CBC -- Delaware
                                                          CB  -- New York

Item  2(d).     TITLE OF CLASS OF SECURITIES:             Units of Beneficial Interest

Item  2(e).     CUSIP NUMBER:                             008017-10-5

                               AEROSPACE CREDITORS LIQUIDATING TRUST

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
             WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act.
             (b) [X] Bank as defined in Section 3(a)(6) of the Act.
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
             (d) [ ] Investment Company registered under Section 8 of the Investment Company
                     Act.
             (e) [ ] Investment Adviser registered under Section 203 of the Investment
                     Advisers Act of 1940.
             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund [see
                     Section 240.13d-1(b)(1)(ii)(F)].
             (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G).
             (h) [ ] Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.      OWNERSHIP:
             (a)  Amount Beneficially Owned: CBC -- 0
                                             CB  -- 0
             (b)  Percent of Class:          CBC -- 0
                                             CB  -- 0

             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:
                        CBC -- None
                        CB  -- None
                  (ii)  Shared power to vote or to direct the vote:
                        CBC -- None
                        CB  -- None
                  (iii) Sole power to dispose or to direct the disposition of:
                        CBC -- None
                        CB  -- None
                  (iv)  Shared power to dispose or to direct the disposition of:
                        CBC -- None
                        CB  -- None
Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

This form is filed to report that on February 8, 1995, Chemical Banking Corporation and Chemical Bank disposed of 8.46% of their beneficial interest in the Units of Beneficial Interest of Aerospace Creditors Liquidating Trust

                                         Page 4 of 5

                             AEROSPACE CREDITORS LIQUIDATING TRUST

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             Not applicable.
Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH HOLDS THE SECURITY
             BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Not applicable.
Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP:
             Not applicable.
Item 9.      NOTICE OF DISSOLUTION OF GROUP:
             Not applicable.
Item 10.     CERTIFICATION:
             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Dated: February 10, 1995

CHEMICAL BANK                                    CHEMICAL BANKING CORPORATION
- ---------------------------------------------    ---------------------------------------------
Brian Rutledge                                   John B. Wynne
Vice President                                   Corporate Secretary

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                   Under The Securities Exchange Act of 1934

                             (Amendment No.       )

                     Aerospace Creditors Liquidating Trust
     ---------------------------------------------------------------------
                                (Name Of Issuer)

                         Units of Beneficial Interest
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   008017-105
                      ------------------------------------
                                 (Cusip Number)

Check the following box if a fee is being paid with this statement ( X ).
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

                               Page 1 of 5 Pages

                        CUSIP NO. 008017-105         13G



- -----------------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
                     Chemical Banking Corporation -- CBC
                     Chemical Bank                -- CB
- -----------------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)
                                                                       (B)
- -----------------------------------------------------------------------------------------------
3                    SEC USE ONLY
- -----------------------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     CBC -- Delaware
                     CB  -- New York
- -----------------------------------------------------------------------------------------------
    NUMBER           5           SOLE VOTING POWER
      OF                         NONE
    SHARES           --------------------------------------------------------------------------
 BENEFICIALLY        6           SHARED VOTING POWER
   OWNED BY                      CBC -- 280,881
     EACH                        CB  -- 280,881
  REPORTING          --------------------------------------------------------------------------
   PERSON            7           SOLE DISPOSITIVE POWER
    WITH                         NONE
                     --------------------------------------------------------------------------
                     8           SHARED DISPOSITIVE POWER
                                 CBC -- 280,881
                                 CB  -- 280,881
- -----------------------------------------------------------------------------------------------
9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     CBC and CB -- 280,881
- -----------------------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
- -----------------------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     CBC and CB  -- 8.460% based on 3,320,295 outstanding units of beneficial interest.
- -----------------------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING*
                     CBC -- HC
                     CB  -- BK
- -----------------------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

                      AEROSPACE CREDITORS LIQUIDATING TRUST

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                      The Securities Exchange Act of 1934

                           (Amendment No.           )

Item  1(a).     NAME OF ISSUER:                           Aerospace Creditors Liquidating Trust

Item  1(b).     ADDRESS OF ISSUER:                        245 Park Avenue, 44th Floor
                                                          New York, NY 10167

                PRINCIPAL EXECUTIVE OFFICER:              Mark M. Feldman
                                                          Bradford T. Whitmore
                                                          Paul S. Walansky
                                                          Trustees
Item  2(a).     NAME OF PERSON FILING:                    This notice is field by CHEMICAL BANKING
                                                          CORPORATION (CBC) and Chemical Bank (CB) as successor
                                                          organization to Manufacturers Hanover Trust Company,
                                                          the subsidiary of Manufacturers Hanover Corporation,
                                                          which held the herein reported issues prior to the
                                                          merger of the holding companies at the end of 1991.

Item  2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:     CBC: 270 Park Avenue
                                                               New York, NY 10017
                                                          CB : 270 Park Avenue
                                                               New York, NY 10017

Item  2(c).     CITIZENSHIP:                              CBC -- Delaware
                                                          CB  -- New York

Item  2(d).     TITLE OF CLASS OF SECURITIES:             Units of Beneficial Interest

Item  2(e).     CUSIP NUMBER:                             008017-105

                    AEROSPACE CREDITORS LIQUIDATING TRUST -- 12/31/93

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
             WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act.
             (b) [X] Bank as defined in Section 3(a)(6) of the Act.
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
             (d) [ ] Investment Company registered under Section 8 of the Investment Company
                     Act.
             (e) [ ] Investment Adviser registered under Section 203 of the Investment
                     Advisers Act of 1940.
             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund [see
                     Section 240.13d-1(b)(1)(ii)(F)].
             (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G).
             (h) [ ] Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.      OWNERSHIP:
             (a)  Amount Beneficially Owned: 280,881 Units

             (b)  Percent of Class: CBC & CB: 8.460%
                                    Based on 3,320,295 outstanding
                                    units of beneficial interest.

             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:
                        None
                  (ii)  Shared power to vote or to direct the vote:
                        CBC and CB 280,881
                  (iii) Sole power to dispose or to direct the disposition of:
                        None
                  (iv)  Shared power to dispose or to direct the disposition of:
                        CBC and CB 280,881
Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not applicable

                                         Page 4 of 5

                    AEROSPACE CREDITORS LIQUIDATING TRUST -- 12/31/93

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
            Chemical Bank as the successor by merger with Manufacturers Hanover Trust Company was at the time of the filing of the petition in bankruptcy of LTV Aerospace and
            Defense Company a creditor in the principal amount of $21 million. In partial satisfaction of this obligation, Chemical Bank received the securities which are the subject of this filing for debt previously contracted under the plan of
            Reorganization of LTV Aerospace and Defense Company.
Item 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH HOLDS THE SECURITY
            BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
            This notice is filed by CHEMICAL BANKING CORPORATION, and on behalf of its wholly owned subsidiary, Chemical Bank.
Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP:
            Not applicable.
Item 9.     NOTICE OF DISSOLUTION OF GROUP:
            Not applicable.
Item 10.    CERTIFICATION:
            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:   After reasonable inquiry and to the best of my knowledge and belief, I certify taht the information set forth in this statement is true, complete and correct.

             Dated: February 11, 1994

CHEMICAL BANK                                    CHEMICAL BANKING CORPORATION
- ---------------------------------------------    ---------------------------------------------
Brian D. Rutledge                                John B. Wynne
Vice President                                   Corporate Secretary

                                  Page 5 of 5